UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2008 (August 19, 2008)

Owens & Minor, Inc.

(Exact name of registrant as specified in its charter)

Virginia	1-9810	54-1701843
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.

9120 Lockwood Blvd., Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 723-7000

Not applicable

(former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 19, 2008, Owens & Minor Distribution, Inc. (“O&M Distribution”), a wholly-owned subsidiary of Owens & Minor, Inc., The Burrows Company (“Burrows”) and George J. Burrows, the sole shareholder of Burrows, entered into an Asset Purchase Agreement, dated as of August 19, 2008 (the “Purchase Agreement”), pursuant to which O&M Distribution agreed to purchase the net assets of Burrows for $30.2 million in cash and the assumption of Burrows’ outstanding debt of between $50 and $60 million. The final purchase price will be subject to certain post-closing adjustments.

The Purchase Agreement contains customary representations, warranties and agreements by the parties, indemnification rights and obligations of the parties and termination provisions. The consummation of the transactions contemplated by the Purchase Agreement is subject to the satisfaction or waiver of customary closing conditions, including receipt of applicable regulatory approvals and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The closing of the proposed transaction is expected to occur on October 1, 2008.

A copy of the Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

2.1	Form of Asset Purchase Agreement dated as of August 19, 2008 by and among Owens & Minor Distribution, Inc., The Burrows Company and George J. Burrows.

99.1	Press Release issued by the Company on August 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS & MINOR, INC.

Date: August 22, 2008	By:	/s/ Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
2.1	Form of Asset Purchase Agreement dated as of August 19, 2008 by and among Owens & Minor Distribution, Inc., The Burrows Company and George J. Burrows.

99.1	Press Release issued by the Company on August 19, 2008.